Management Entrustment Agreement

This Agreement is made and entered into on 25th September, 2008 in Xi’an City, Shaanxi Province, the People’s Republic of China (“PRC”), by and between the following parties:

Party A: Xi’an Qinba Xintong Medical Ltd.,
Registered business address: 906F/A, Zhengxin Bldg, No.5 Gaoxin Road, Xi’an China

Party B: Xi’an Huifeng Bio-Technic Inc.
Registered business address: 16F/B, Ruixin Bldg, No.25 Gaoxin Road, Xi’an, China

WHEREAS:

1. Party A is a enterprise registered in Xi’an, and legally existing to date. The number of its business license is 6101001401713.

2. Party B is a Wholly Foreign-Owned Enterprise registered in Xi’an, and legally existing to date. The number of its business license is 002469 Shaanxi.

3. In order to let Party B have actual control of Party A and realize the consolidation of financial statements, Party A intends to irrevocably entrust to Party B for its management the right of operation management of Party A and the responsibilities and authorities of its shareholders and the executive director of Party A.

4. Party B agrees to accept the entrustment of Party A, and to exercise the right of operation management of Party A and the responsibilities and authorities of its shareholders and the executive director of Party A.

5. Party A has obtained the approval of its shareholders and directors to enter into this Agreement. The shareholders also have issued the commitment letter of competing industry prohibition.

NOW, THEREFORE, through friendly consultation, under the principle of equality and mutual benefits, in accordance with the relevant laws and regulations of PRC, the parties agree to enter into this Agreement and to be bound with the terms and conditions as follows:

Article 1 Entrusted Operation

1.1
Party A agrees to irrevocably entrust the right of operation management of Party A and the responsibilities and authorities of Party A’s shareholders and the executive director to Party B in accordance with the terms and conditions of this Agreement. Party B agrees to exercise the aforesaid rights and responsibilities in accordance with the terms and conditions of this Agreement.

1.2	The term of the entrusted operation is from the effective date of this Agreement to 31st December, 2009.

1.3
The purpose of the entrusted operation is: Party B shall be in charge of the normal business operations of Party A and perform the responsibilities and rights of Party A’s investor and the executive director, and Party A shall pay all of its profit (if any) to Party B. During the term of the entrusted operation, Party B, as the entrusted manager, shall provide full management to Party A’s operations.

1.4	The contents of the entrusted operation shall include but not be limited to the following:

1)	Party B shall be in charge of all aspects of Party A’s operations; nominate and replace the members of Party A’s executive director, engage Party A’s management staff and decide their compensation.

2)
Party B shall manage and control all the funds of Party A. The accounts of Party A shall be managed solely by Party B. The seals and signatures for such account shall be the seals and signatures of the personnel appointed and confirmed by Party B. All the cash of Party A shall be kept in this entrusted account shall be handled through this account, including but not limited to receipt of all Party A’s business income, current working capital, recovered account receivables, and the payment of all account payables and operation expenses, employee salaries and asset purchases, etc.

3)
All the matters of Party A, including but not limited to internal financial management, day-to-day operation, external contact execution and performance, tax filing and payment, change of rights and personnel, shall be controlled and managed by Party B in all aspects.

4)
Party B shall enjoy all the other responsibilities and rights enjoyed by Party A’s investor in accordance with the applicable law and the articles of association of Party A, including but not limited to the following:

a.	Deciding Party A’s operation principles and investment plan;
b.	Nominating the executive director or the supervisor;
c.	Discussing and approving the report of the executive director or the supervisor;
d.	Discussing and approving the annual financial budget and settlement plan;
e.	Discussing and approving the profit distribution plan and the loss compensation plan;
f.	Resolving on the increase or decrease of the registered capital;
g.	Resolving on the issuance of the corporate bond;
h.	Resolving on the matters including merger, division, change of corporate form, dissolution and liquidation of the company;
i.	Amending the articles of association;

j.	Other responsibilities and rights provided by Party A’s articles of association.

5)
Party B enjoys all the other responsibilities and rights enjoyed by Party A’s executive director in accordance with the applicable law and the articles of association of Party A, including but not limited to the following:

a.	Executing the resolution of the investor];
b.	Deciding the company’s operation plan and investment scheme;
c.	Composing the annual financial budget and settlement plan;
d.	Formulating the profit distribution plan and the loss compensation plan;
e.	Formulating the plans regarding to the increase or decrease of the registered capital and the issuance of the corporate bond;
f.	Formulating the plans regarding to the matters including merger, division, change of corporate form and dissolution of the company;
g.	Deciding on the establishment of the internal management structure of the company;
h.	Formulating the basic rules and regulations of the company;
i.	Representing the company to sign relative documents;
j.	Other responsibilities and rights provided by Party A’s articles of association.

6)	The said entrustment is irrevocable and shall not be withdrawn, unless the Agreement is terminated pursuant to written agreement of both parties.

1.5
The Fee of Entrusted Operation: For the performance of the entrusted matters provided under this Agreement, Party A shall pay an entrustment fee to Party B, which shall be 70% of Party A’s total profit (if any) after deduction of necessary expenses. Party A shall transfer the payment, which is obtained by selling its equipment, inventories, raw materials, components, accounts receivable and by renting its real estate, land use right, to Party B as the entrustment fee. If the net amount is zero or negative after the aforesaid calculation, Party A shall not pay any entrustment fee, and the 70% of the loss of the given month shall be deducted in the following months’ entrustment fee. Party A and Party B shall calculate and settle each month’s entrustment fee payable by Party A within 10 days after the end of that month.

Article 2 Rights and Obligations of the Parties

2.1 During the term of the entrusted operation, the rights and obligations of Party A shall include:
1)
After the execution of this Agreement, the management of Party A shall be handed over to Party B. Party A’s executive director shall, within 5 days after the effective date of this Agreement, deliver Party A’s seals and financial materials (including but not limited to balance sheet, profit and loss statement, cash flow statement and any attachments, relevant right certificates and other proprietary and operation documents) to Party B to ensure that Party B could exercise its operation management rights in all aspects after taking over the management of Party A and could set up financial records accordingly;

2)
During the term of the entrusted operation, without Party B’s consent, Party A and its investor and executive director shall not make any decision on Party A’s operations, and they shall not intervene with Party B’s entrusted management activities in any form;

3)
During the term of the entrusted operation, Party A’s executive director shall have the obligation to cooperate with Party B in accordance with Party B’s request to ensure the stability and consistency of the operation;

4)	To entrust the authorities of the investor and the executive director to Party B;
5)	To timely pay the entrustment fee to Party B;
6)	Without Party B’s consent, Party A shall not entrust any third party other than Party B in any form to manage Party A’s businesses;
7)	The executive director and investor of Party A shall issue necessary documents for the purpose of accomplishing the management by Party B;
8)	Party A shall not unilaterally early terminate this Agreement for any reason.
9)	Any other rights and obligations of Party A necessary for Party B to perform the management duties provided under this Agreement.

2.2 During the term of the entrusted operation, the rights and obligations of Party B shall include:
1)	Party B shall enjoy independent and comprehensive management right over Party A’s operations;
2)	Party B shall have the right to adjust the organizational structure and the personnel placement of Party A based on the needs of the management;
3)
Party B shall have the right to dispose of all the assets on the books of Party A on the execution day of this Agreement, and Party can B dispose of any of the aforesaid assets without any prior consent of Party A;

4)	Party B shall be entitled to 70% of the Party A’s profit after deducting necessary expenses.
5)	Party B shall has the right to invest in the projects of new products and technologies of Party A, also enjoys the profits from these projects in the future.
6)	Party B shall take over of Party A in a timely manner;
7)
Party B shall carry out all the responsibilities and rights entrusted to it under this Agreement in good faith and with honesty and trustworthiness, and shall pay reasonable attention to the entrusted matters and notify Party A timely of relevant matters;

8)	Party B shall act in good faith and consult with Party A in regards to the handling of matters not covered by this Agreement;
9)	Other obligations shall be performed by Party B under this Agreement.

Article 3 Warranties and Representations

Each party shall warrant and represent to the other party, on the execution day of this Agreement, that:

1)	Each party shall have the right to enter into this Agreement, and the ability to perform this Agreement;
2)	In order to execute and perform this Agreement, each party has gone through the necessary internal decision-making procedures and obtained the necessary approvals;
3)	Each party has duly authorized its representative to execute this Agreement;
4)	Each party shall not have any reason of its own that will encumber the effectiveness of this Agreement from the effective date and become binding on such party;
5)	The execution of this Agreement and the performance of the obligations hereunder will NOT:
a)	violate the business license, articles of association or any other similar documents of that party;
b)	violate the laws and regulations of PRC or the government authorization or permit;
c)	violate any other contracts or agreements to which that party is a party (or is bound), or lead to that party’s breach of contract under such contracts or agreements.

Article 4 Effect of the Agreement

This Agreement shall be valid upon the subscription of both parties’ legal representatives or duly authorized representatives and the affixture of both parties’ corporate seals.

Article 5 Liability of Breach of the Agreement

(1)
After the effectiveness of this Agreement, apart from the situation described in Article 6 of this Agreement, either party’s violation of any provisions under this Agreement shall constitute a breach of this Agreement and thus be liable to compensate the non-breaching party for any damages that may arise thereof.

(2)
After the entrusted audit institution of Party B audited Qinba’s 2007 financial status, if the data of the sales and profit of Qinba provided by Party A is different from the result of Party B’s auditing, and the difference is more than 1%, then Party A will be in violation of this Agreement, and Party B has the right to unilateral terminate this Agreement. Party A will pay RMB 100,000 as compensation to Party B.

Article 6 Force Majeure

Either party’s failure to perform the obligations or part of the obligations of this Agreement due to a force majeure event shall not be deemed as a breach of the agreement; however, the non-performing party shall timely provide effective evidence of the force majeure event to the other party, and the parties shall discuss a settlement plan through consultation.

Article 7 The Governing Law

The execution, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws and regulations of PRC.

Article 8 Dispute Resolution

Any dispute arising under this Agreement shall be first settled by the parties through friendly consultation. If the dispute cannot be settled through consultation, either party is entitled to submit the dispute to the People’s Court that has jurisdiction over the dispute.

Article 9 Confidentiality

9.1
The parties agree and shall cause their relevant personnel to keep strict confidence of all the terms and conditions of this Agreement and all the matters such personnel shall have access to through the entrusted operation. They shall not disclose the aforesaid information to any third party unless it is required by the explicit provision of law, or the instruction of judicial or governmental agencies or with consent of the other party, otherwise, the disclosing party shall bear the relevant legal consequences.

9.2	The confidentiality obligation of the parties shall survive the termination of this Agreement.

Article 10 Severability of the Clauses

10.1
If any clause of this Agreement is invalidated or non-enforceable due to the provisions of applicable laws or regulations, such clause shall be deemed invalid while all other clauses shall remain in full force and effect and binding upon both parties.

10.2	In the event the aforesaid situation occurs, the parties shall, through friendly consultation, agree upon a supplemental agreement to replace the invalid clause at their earliest possible time.

Article 11 Non-waiver of Rights

11.1	If one party fails or delays to exercise a certain right provided under this Agreement, such failure or delay shall not constitute the waiver of such right by that party.
11.2
If one party fails to require the other party to perform a certain obligation provided under this Agreement, such failure shall not constitute the waiver by that party of the right to require the other party to perform at a later time.

11.3
If one party violates any clause of this Agreement and obtains a waiver of liability from the non-violating party, such waiver shall not constitute the waiver of liability by the non-violation party over the violations by the other party at a later time or of other clauses of this Agreement.

Article 12 No Transfer

Unless otherwise provided in this Agreement, without the prior written consent of the other party, one party shall not transfer or entrust this Agreement or any right or obligation under this Agreement to a third party.

Article 13 Miscellaneous

13.1
Any supplemental agreements entered into in writing by the parties herein after the effective date of this Agreement shall be an effective part of this Agreement and have the same legal effect as this Agreement. If there is any discrepancy between the supplemental agreement and this Agreement, the supplemental agreement shall prevail.

13.2
This Agreement is written in Chinese and English. This Agreement is executed in six official copies of each language, each party shall have two official copies of each language and the remaining shall be retained for the government procedure purposes. In the event of any conflict between the two versions, the Chinese version shall prevail.

13.3	IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on this date first above written.

(NO CONTEXT BELOW)

(SIGNATURE PAGE)

Party A: Xi’an Qinba Xintong Medical Ltd.,

Legal representative:

/s/ Pu Jun

Party B: Xi’an Huifeng Bio-Technic Inc.

Legal representative:

/s/ Jing’an Wang